UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEARLY CANADIAN BEVERAGE CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	98-0121238 (I.R.S. Employer Identification No.)

2267 West 10th Avenue

Vancouver, British Columbia

Canada V6K 2J1

(Address of Principal Executive Offices and Zip Code)

Stock Option Plan

2006 Equity Incentive Plan

Consulting Agreement with Bruce E. Morley Law Corporation

Consulting Agreement with Criterion Capital Corporation

Severance Agreement with Clive Shallow

(Full title of the plan)

CT Corporation

520 Pike Street

Seattle, Washington 98101

(Name and address of agent for service)

206.622.4511

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ethan Minsky

Clark Wilson LLP

Barristers & Solicitors

800 - 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1

Telephone: 604.687.5700

Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2) (3)	1,750,000	$2.32	$4,060,000	$434.42
Common Stock(2) (4)	10,000,000	$2.32	$23,200,000	$2,482.40
Common Stock(5)	100,000	$2.32	$232,000	$24.82
Common Stock(6)	75,000	$2.32	$174,000	$18.62
Common Stock(7)	25,000	$2.32	$58,000	$6.21
Total	11,950,000			$2,966.47

(1)     The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the National Association of Securities Dealers Inc.’s OTC Bulletin Board on February 1, 2006.

(2)       An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3)       We are registering up to 1,750,000 shares of our common stock that we may issue upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005. Our Stock Option Plan authorizes the issuance of a maximum of 1,750,000 shares of our common stock pursuant to stock options granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries. All of the shares issuable under the Stock Option Plan are being registered under this registration statement on Form S-8.

(4)     We are registering up to 10,000,000 shares of our common stock that may be issued pursuant to our 2006 Equity Incentive Plan dated February 1, 2006. Our 2006 Equity Incentive Plan authorizes the issuance of a maximum of 10,000,000 shares of our common stock to key employees and consultants of our company and our subsidiaries. All of the shares issuable under the 2006 Equity Incentive Plan are being registered under this registration statement on Form S-8.

(5)     We are registering up to 100,000 shares of our common stock that we issued to Criterion Capital Corporation as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006.

(6)     We are registering up to 75,000 shares of our common stock that we issued to Bruce E. Morley Law Corporation as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006.

(7)     We are registering up to 25,000 shares of our common stock that we issued to Clive Shallow on October 17, 2005 as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 11,950,000 shares of our common stock, consisting of up to 1,750,000 shares that we may issue upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005, up to 10,000,000 shares that may be issued pursuant to our 2006 Equity Incentive Plan dated February 1, 2006, up to 100,000 shares that we issued to Criterion Capital Corporation as part of severance compensation pursuant to a written consulting agreement between Criterion Capital Corporation and our company, 75,000 shares that we issued to Bruce E. Morley Law Corporation as part of severance compensation pursuant to a written consulting agreement between Bruce E. Morley Law Corporation and our company, and 25,000 shares that we issued to Clive Shallow on October 17, 2005 as part of his severance compensation pursuant to a written severance agreement.

The purpose of our Stock Option Plan dated April 29, 2005 is to reward employees, directors and consultants for their contributions toward the long term goals of our company and to enable and encourage such employees, directors and consultants to acquire shares as long term investments. The purpose of our 2006 Equity Incentive Plan is to provide long-term performance incentives to those key employees and consultants of our company and our subsidiaries who are largely responsible for the management, growth and protection of the business of our company and our subsidiaries.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form F-3 under the 1933 Act. The reoffer prospectus has been included in this registration statement on Form S-8 so that certain of the selling security holders, including those who are directors and officers of our company, those who hold ‘restricted securities’ of our company, and others may resell the shares of our common stock included in this registration statement. Accordingly, we have included the names of these selling security holders, and the nature and number of the securities to be issued to and/or reoffered by them, in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our Stock Option Plan dated April 29, 2005 or in our 2006 Equity Incentive Plan dated February 1, 2006.

The purpose of our Stock Option Plan is to attract, retain and motivate qualified directors, employees and consultants for their contributions toward the long term goals of our company and to enable and encourage such directors, employees and consultants to acquire shares as long term investments. A copy of the Stock Option Plan is attached as Exhibit 4.1 to this Form S-8. The form of Stock Option Agreement for use under the Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

The purpose of our 2006 Equity Incentive Plan is to provide long-term performance incentives to key employees and consultants of our company and our subsidiaries who are largely responsible for the management, growth and protection of the business of our company and our subsidiaries. A copy of our 2006 Equity Incentive Plan is attached as Exhibit 4.3 to this Form S-8. A copy of the consulting agreement between our company and Criterion Capital Corporation dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006, is attached as Exhibit 4.4 to this Form S-8.

A copy of the consulting agreement between our company and Bruce E. Morley Law Corporation dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006, is attached as Exhibit 4.5 to this Form S-8.

A copy of the severance agreement between our company and Clive Shallow dated October 17, 2005 is attached as Exhibit 4.6 to this Form S-8.

This registration statement relates to:

(a)	up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
(b)	up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
(c)

up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;

(d)

up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and

(e)

up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to Brent Lokash, President and Chief Financial Officer, Clearly Canadian Beverage Corporation, 2267 West 10th Avenue, Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is 604.742.5300.

REOFFER PROSPECTUS

The date of this prospectus is February 1, 2006

Clearly Canadian Beverage Corporation

2267 West 10th Avenue

Vancouver, British Columbia

Canada V6K 2J1

11,950,000 Shares of Common Stock

This reoffer prospectus relates to:

(a)	up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
(b)	up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
(c)

up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;

(d)

up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and

(e)

up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we may receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common shares are quoted on the OTC Bulletin Board under the trading symbol "CCEBF". On February 1, 2006, the last reported closing price of our common stock was $2.28 per share on the OTCBB.

Our principal executive offices are located at 2267 West 10th Avenue, Vancouver, British Columbia Canada V6K 2J1 and our telephone number is 604.742.5300.

THE COMMON SHARES OFFERED PURSUANT TO THIS REOFFER PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. FOR MORE INFORMATION, PLEASE SEE THE SECTION OF THE SECTION OF THIS REOFFER PROSPECTUS TITLED "RISK FACTORS", BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire reoffer prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to:

(a)	up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
(b)	up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
(c)

up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;

(d)

up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and

(e)

up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we will receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

A Brief History of our Company

Our company was incorporated under the Company Act (British Columbia) by registration of its memorandum and articles under the name of Cambridge Development Corporation on March 18, 1981. We subsequently changed our name to Bridgewest Development Corporation on October 28, 1983, to BDC Industries Corp. on November 15, 1984 and to The Jolt Beverage Company, Ltd. on September 3, 1986. On December 14, 1987, our company was amalgamated with Interbev Packaging Corp. and Brewmaster Systems Ltd. and on May 13, 1988 we changed our name to The International Beverage Corporation. We adopted our current name on May 14, 1990. We are now governed by the Business Corporations Act (British Columbia) (formerly the Company Act (British Columbia).

On May 2, 2005 we completed a reverse split of our issued and outstanding common shares on the basis of ten old shares for one new share. We also increased our authorized common share capital from 200,000,000 common shares without par value to an unlimited number of common shares without par value. In addition, on May 2, 2005 our company’s 10,000,000 preferred shares with a par value of $1.00 per share, of which no preferred shares were issued and outstanding, were cancelled and 2,000,000 Class “A” Preferred shares and 2,000,000 Class “B” Preferred Shares were created. As at February 1, 2006, none of our Class “A” Preferred shares are issued and outstanding and 2,000,000 of our Class “B” Preferred Shares are issued and outstanding.

We have three wholly owned subsidiaries: (i) CC Beverage (U.S.) Corporation, (ii) Clearly Canadian Beverage (International) Corporation and (iii) Blue Mountain Springs Ltd.

CC Beverage (U.S.) Corporation was formed on December 31, 1998 through the merger of our two United States subsidiaries, namely, Clearly Canadian Beverage (U.S.) Corporation (a Wyoming State corporation established in 1994) and Cascade Clear Water Co. (a Washington State corporation established in 1990). Cascade Clear Water Co. was formed through the merger on January 29, 1998 of Clearly Acquisition Corp. (a wholly-owned Washington State subsidiary of our company) and Cascade Clear Water Co., an existing Washington State corporation, pursuant to the laws of the State of Washington. As a result of these mergers, CC Beverage (U.S.) Corporation handles our operational business in the United States, which includes the distribution and sale of Clearly Canadian® beverages.

Clearly Canadian Beverage (International) Corporation was incorporated on April 7, 1987 pursuant to the laws of Barbados. In 1988, Clearly Canadian Beverage (International) Corporation acquired the distribution rights for our company’s beverage products for all countries other than Canada, the United States and the Caribbean. In 1999, Clearly Canadian Beverage (International) Corporation assigned certain of its international distribution rights and responsibilities to CC Beverage (U.S.) Corporation.

Blue Mountain Springs Ltd., which we acquired on September 24, 1996, owns certain property interests in Ontario which may be a potential future source of water for our company and our products.

Based in Vancouver, British Columbia, Canada, our company, together with our affiliated companies, produces, distributes and markets premium alternative beverage and products including Clearly Canadian® sparkling flavoured water and Clearly Canadian O+2® oxygen enhanced water beverage. All of our products are distributed in the United States and Canada and certain of our products are distributed in Sweden, the Middle East, the Caribbean, Turkey, Korea, Malaysia, Taiwan, Mexico, India, Russia, Indonesia, Poland and other countries. Our largest markets for our products are presently the United States (approximately 76.2% of our company’s total 2004 sales) and Canada (approximately 18.1% of our company’s total 2004 sales). Our products are considered “new age” beverages, a category which became identifiable in the mid-1980’s. New age beverages are distinguishable from traditional soft drinks in that they generally contain natural ingredients, less sugar, and less, or no, carbonation. New age beverages are traditionally seen as healthful, premium-priced, distinctively packaged and distributed primarily through cold channels represented by convenience stores, delis and specialty stores. The new age beverage category is now generally recognized in the beverage industry to include the following sixteen beverage market segments: “retail PET waters”, “enhanced waters”, “premium soda”, “nutrient-enhanced fruit drinks”, “fresh packaged juices”, “smoothies”, “regular single-serve fruit beverages”, “sparkling waters”, “sports beverages”, “ready-to-drink coffees”, “regular ready-to-drink teas”, “energy drinks”, “vegetable/fruit juice blends”, “nutrient-enhanced dairy products”, “nutrient-enhanced teas” and “shelf-stable dairy drinks”. “PET” is short for polyethylene terephthalate and is often interchangeably used with the term plastic.

Our principal executive offices are located at 2267 West 10th Avenue, Vancouver, British Columbia Canada V6K 2J1. Our operating subsidiary, CC Beverage (U.S.) Corporation, handles our operational business in the United States, which includes the distribution and sale of Clearly Canadian® beverages. CC Beverage (U.S.) Corporation has an office located at PO Box 326, Burlington, WA 98233. Our telephone number in Canada is 604.742.5300 and our telephone number in the United States is 1.800.735.7180.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled “Risk Factors”, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms “we”, “us”, “our”, and “Clearly Canadian” mean Clearly Canadian Beverage Corporation, and our subsidiaries, unless otherwise indicated.

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS ASSOCIATED WITH OUR BUSINESS

We may be unable to maintain our market share and as a result our financial performance may suffer.

The beverage consumption trends of consumers are subject to constant change. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are marketed as premium products at premium prices. In a recessionary environment it is possible that consumers will not perceive the current pricing of these products as affordable. To maintain market share during recessionary periods, we may have to reduce profit margins which would adversely affect our prospects and results of operations. There can be no assurance that we will not encounter difficulties in retaining our current market share due to a variety of factors such as market acceptance, costs of manufacturing and marketing, and competition in the beverage industry, all of which factors are largely beyond our ability to reasonably predict, much less control. If we lose market share, our revenues will decline and our business, financial condition and results of operations will be adversely affected.

Our industry is very competitive and we may not be able to achieve long-term success.

Our products compete with a number of established brands and new products that target the same market for our products. We compete against major manufacturers of both traditional and new age beverages, many with substantially greater marketing, cash, distribution, production, technical and other resources than us. Although the size of the new age beverage market has grown, the competition and number of brands has also increased. There can be no assurance that future growth of the new age beverage market will result in increased demand for our products. Our market distribution and penetration may be limited as competition increases. Based on industry information, the product lifecycle for beverage brands and products may be limited to a few years in a geographic distribution area before consumers’ taste preferences change. The development of new products requires a significant investment of capital and there can be no assurance that such new products, when introduced, will be accepted by consumers. Our current products are in varying stages of their lifecycles. We expect that these lifecycles will vary from product to product, and there can be no assurance that such products will either become or remain profitable for us. A failure or inability to introduce new brands, products or product extensions into the marketplace as existing products mature would likely prevent us from achieving long-term profitability.

Our future operating results are subject to a number of uncertainties.

Our future operating results are subject to a number of uncertainties, including our ability to market our beverage products and to develop and introduce new products, our ability to penetrate new markets, the marketing efforts of our distributors and/or retailers, most of which distribute and/or sell products that are competitive with our products, the number, quantity and marketing forces behind products introduced by competitors and laws and regulations and/or any changes thereto, especially those that may affect the way in which our products are marketed and/or produced, as well as laws or regulations that are enforceable by such regulatory authorities as the Food and Drug Administration.

We are dependent on the distribution services of independent distributors in order to distribute and sell our beverage products to retailers and consumers.

We rely, to a significant extent, on the distribution services of independent distributors in order to distribute and sell our beverage products to retailers and consumers. Over recent years, we have observed an increased consolidation of distribution services within the new age beverage industry. Traditional soft drink companies, which also own or operate distribution companies that provide distribution services to new age beverage companies, have acquired and/or developed new age beverage products. As a result of these developments, distribution companies that previously operated independently from the traditional soft drink companies are less willing to distribute and sell other companies’ new age beverage products, especially if such products compete with the products that the traditional soft drink companies now have within their portfolio of beverages. In view of these developments, we have attempted to align ourselves with distribution companies that are not restricting their distribution services to beverage products which they own or are otherwise connected with.

Our industry is very regulated and we must be in compliance with current and changing rules and regulations.

The production and marketing of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial condition and operations. Similarly, any adverse publicity associated with any non-compliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely.

Our intellectual property rights are critical to our success, the loss of such rights could materially and adversely affect our business.

We regard our trademarks, copyrights, trade secrets and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to forestall infringement. We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We have in the past, and expect that we may in the future, license elements of our distinctive trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by such licensees, no assurances can be given that such licensees will not take actions that might materially and adversely affect the value of our proprietary rights or the reputation of our products, either of which could have a material adverse effect on our business. Product package, merchandising design and artwork are important to our success and we intend to take action to protect against imitation of our products and packages and to protect our trademarks, patents and copyrights as necessary. However, there can be no assurance that other third parties will not infringe or misappropriate our trademarks, trade dress and similar proprietary rights. In addition, despite our precautions, some or all of the trade secrets and other know-how that we consider proprietary could be independently developed, could otherwise become known by others or could be deemed to be in the public domain. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

Increases in the cost of packaging and raw materials could reduce profits.

We spend significant amounts on packaging for our products because we consider packaging to be an important component in the sale of our products. Packaging has been very important to our success and helps to distinguish our products from those of our competitors. We purchase our primary packaging supplies, including bottles, caps, preforms, labels and trays from outside vendors. In addition, we purchase a significant portion of the ingredients we need to produce our products, including sweeteners and carbon dioxide, from outside vendors. We rely upon our ongoing relationships with our key suppliers to support our operations. If the cost of our packaging or raw materials increases significantly, the total cost of our products would increase significantly and could adversely affect our financial performance.

Estimates Related to Critical Accounting Policies.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements in conformity with accounting principles generally accepted in Canada.

Actual results could differ significantly from anticipated results should such estimates and/or assumptions prove to be materially incorrect or inaccurate. We believe that the information herein addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and beyond our company’s control.

RISKS RELATED TO OUR COMPANY

We have a history of operating losses which are likely to continue unless we significantly increase our sales volume and maintain fixed and variable costs.

We incurred net losses for the year ended December 31, 2004 of $5,086,000 (including a writedown of property, plant and equipment of $721,000 and a writedown of distribution rights of $1,536,000) and $3,713,000 (including a writedown of property, plant and equipment of $272,000 and distribution rights of $500,000) for the year ended December 31, 2003. We incurred net losses for the nine month period ended September 30, 2005 of $4,021,000. Operating losses (gross profit less selling, general and administrative expenses) were $2,049,000 for the year ended December 31, 2004, $2,244,000 for the year ended December 31, 2003 and $1,925,000 for the nine month period ended September 30, 2005. We may incur additional losses for the year ending December 31, 2005. We believe that to operate at a profit we must significantly increase the sales volume for our products, achieve and maintain efficiencies in operations, maintain fixed costs at or near current levels and avoid significant increases in variable costs relating to production, marketing and distribution. Our company’s ability to significantly increase sales from current levels will depend primarily on success in maintaining and/or increasing market share and availability for our Clearly Canadian® sparkling flavored water and expanding distribution of our other beverage product lines into new geographic distribution areas, particularly in the United States and Canada. Our company’s ability to successfully enter new distribution areas will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our current brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce new brands and products.

We may not be able to continue operations without additional financing.

Our financial statements have been prepared on the assumption that our company is a going concern and will be able to realize our assets and discharge our liabilities in the normal course of business, however certain events and conditions cast substantial doubt on this assumption. We had a loss of $5,086,000, a working capital deficit of $4,370,000, an accumulated deficit of $61,889,000 and a shareholders’ deficiency of $3,515,000 for the year ended December 31, 2004. Operations for the year ended December 31, 2004 and the nine month period ended September 30, 2005 have been funded primarily from the issuance of capital stock, the net proceeds of short-term debt financing of $862,000, the continued support of creditors, net changes in working capital balances and the net proceeds of $543,000 on disposition of our property located in Burlington, Washington, United States. Management has continued to take steps to try to improve our financial results and cash flows. These steps include listing for sale our land and water rights in Formosa, Ontario. Subsequent to December 31, 2004, we completed a corporate restructuring and raised approximately $6,700,000 in equity financing to fund our working capital requirements. Our ability to continue operations is contingent on our ability to obtain additional financing. Management believes that it will be able to secure the necessary financing, however, there is no assurance that management will be successful in achieving these objectives. The financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

We have experienced a trend of declining revenue and may never be profitable.

We have experienced a declining revenue trend since 1998. During the nine months ended September 30, 2005, we had sales revenues of $7,186,000. During the year ended December 31, 2004, we had sales revenues of $11,586,000, compared to revenues of $13,270,000 in 2003, $20,205,000 in 2002, $23,257,000 in 2001 and $23,247,000 in 2000. This declining revenue trend occurred while the industry for the new age beverage category, according to Beverage Marketing Corporation of New York, has grown in market size in the United States from $3.8 billion in wholesale dollar sales in 1992 to $14.7 billion in 2003 (on volumes of 4.6 billion gallons). Competition has intensified in the new age beverage category and we compete for market share against some companies with substantially greater marketing, personnel, distribution and production resources. In an effort to compete, we spent substantial resources marketing and repositioning our Clearly Canadian® sparkling flavored water brand and introducing new brands, including Clearly Canadian O+2®, Reebok Fitness Water (since discontinued) and Tré Limone® (since discontinued) beverage products. There can be no assurance that we will successfully reverse the declining revenue trend or that we will generate sufficient revenues from sales to return to profitability.

Potential fluctuations in quarterly operating results.

Our results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant product orders, increased cost in the completion of product orders, increased competition, regulatory and other developments in our company’s markets, changes in the demand for our products, the cancellation of product orders, difficulties in collection of receivables, the timing of new product introductions, changes in pricing policies by our company and our competitors, delays in the introduction of products by our company, expenses associated with the acquisition of production resources and raw materials from third parties, the mix of sales of our company’s products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

We believe that economic developments and trends have adversely affected and may continue to affect levels of consumer spending in the markets that our company serves. We believe that these and other factors have adversely affected demand for products offered by our company. While we believe that economic conditions in certain of our markets show signs of improvement, we believe that economic conditions and general trends are likely to continue to affect demand for premium priced beverage products such as our company produces and sells. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts with third parties, such as distributors and retailers, that we sell our products to.

Because we are unable to forecast with certainty the receipt of orders for our products and our expense levels are relatively fixed and are based, in part, upon our expectation of future revenue, if revenue levels fall below expectations, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue.

Based on all of the foregoing factors, we believe that our quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations may not necessarily be meaningful and that such comparisons should not be relied upon as an indication of future performance.

Dependence on key management employees.

Our business is dependent upon the continued support of existing senior management. The loss of any key members of our existing management could adversely affect our company’s prospects.

Our directors, officers, promoters and other members of management may serve as directors, officers, promoters and other members of management of other companies, therefore it is possible that a conflict of interest may arise.

Certain of the directors, officers, promoters and other members of management of our company serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of our company and their duties as a director, officer, promoter or member of management of such other companies.

The directors and officers of our company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed in accordance with the provisions of applicable corporate legislation and directors or officers will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

Our operations may be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States or other countries.

Our operations are carried out primarily in Canada and in the United States, with less significant operations in other countries. Such operations and the associated capital investments could be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States and other countries affecting foreign trade, investment and taxation, which, in turn, could affect our current or future foreign operations.

Future financings and exercise of the outstanding options and warrants could result in dilution to our shareholders.

Our board of directors has the power to issue additional shares of common or preferred stock without shareholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the newly-issued securities may have rights, preferences or privileges senior to those of exiting shareholders, including those persons acquiring shares in this offering. Furthermore, if we issue additional shares or acquire other businesses through the sale of equity securities, shareholders’ interests in our company will be diluted and shareholders may suffer dilution in their net book value per share depending on the price at which such securities are sold.

In addition, if all of our warrants and options that are currently issued are exercised, and the underlying shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. As of September 30, 2005, we had granted options to acquire 1,358,678 shares at exercises prices ranging from US$1.00 to CDN$13.50 per share.

As of September 30, 2005, we had issued warrants exercisable to acquire up to an aggregate of 81,500 common shares as follows: warrants exercisable to acquire 56,500 common shares at an exercise price of CDN$11.00 per share and warrants exercisable to acquire 25,000 common shares at an exercise price of CDN$3.40. We granted an additional 20,000,000 share purchase warrants pursuant to a private placement of units that closed on December 28, 2005. If the holders of the share purchase warrants exercise all of the warrants, we would be required to issue an additional 20,081,500 shares of our common stock. Such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in the decline in the price of our shares or a change in the control of our company.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. When this registration statement becomes effective, the selling stockholders may be reselling up to 20,800,000 shares of our common stock. As a result, a substantial number of our shares of common stock may be available for resale subject to any vesting provisions contained in the individual stock option agreements, which could have an adverse effect on the price of our common stock. The issuance of any such shares may also result in a reduction of the book value of the outstanding shares of our common stock, as well as a reduction in the proportionate ownership and voting power of all other shareholders.

We have change of control restrictions that could delay, defer or prevent a change of control of our company.

We have a shareholder’s rights plan and super majority approval requirements, each of which may prevent or delay a change of control of our company. As of February (, 2006, BG Capital Group Ltd., a shareholder with nominees on our board of directors, beneficially owns or controls, in the aggregate, 13,592,483 (71.40%) of the outstanding common shares of our company.

Through its holdings, BG Capital Group Ltd. can influence matters requiring shareholder approval, including the election of directors. Such control could have the effect of delaying, deferring or preventing a change of control of our company.

BG Capital Group holds all of our issued and outstanding convertible Class B Preferred shares.

BG Capital Group Ltd. is the holder of 2,000,000 (100% of class) of our Class B Preferred shares. The Class B Preferred shares are convertible, at the option of holder, into the number of our common shares that equals 50% of our fully diluted share capital (including shares issuable upon exercise of all outstanding shares warrants and all outstanding in-the-money options) at the time of conversion. If and when BG Capital Group decides to convert its Class B Preferred shares, it would be entitled to receive an additional 200,000 of our common shares in connection with the conversion. If BG Capital Group Ltd. were to convert its Class B Preferred shares and the underlying common shares are issued, such issuance will cause a reduction in the proportionate ownership and voting power of all of our other shareholders. The dilution may result in the decline in the price of our shares or a change in the control of our company.

As an incentive to BG Capital Group Ltd. to convert its Class B Preferred shares without giving effect to the 800,000 common shares and the 20,000,000 share purchase warrants we sold in a private placement of units that closed on December 28, 2005, we have agreed to propose to our shareholders the creation of a new class of Variable Multiple Voting Shares (VMVS) which will give the holder voting rights that will increase as the number of our outstanding common voting shares increases. As consideration, we will give BG Capital Group Ltd. such number of VMVS as will provide it with a number of votes equal to 50% of the then issued and outstanding number of our shares of common stock (adjusted to account for the common shares issued to BG Capital Group Ltd. upon conversion of the Class B Preferred shares).

If our shareholders approve the creation of the VMVS, BG Capital Group Ltd. would have to convert all of its Class B Preferred shares into that number of our common shares equal to the lesser of (1) the number of our common shares that equals 50% of our fully diluted share capital (including shares issuable upon exercise of all outstanding share warrants and all outstanding in-the-money options) at the time of conversion, but without taking into account the 800,000 common shares and 20,000,000 share purchase warrants issued or issuable pursuant to the offshore private placement of units that closed on December 28, 2005 and (2) 8,000,000. If our shareholders approve the creation of the VMVS, BG Capital Group Ltd. could receive up to an additional 8,000,000 of our common shares and majority voting power in our company.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Our shares have experienced significant price volatility and continued volatility may adversely affect the price of our common shares.

Our common share price has experienced significant price volatility, with trading prices on the OTC Bulletin Board ranging, on a pre-consolidated basis (10:1 consolidation effected May 2, 2005), from US$0.45 (high) to US$0.14 (low) during the year ended December 31, 2004, and from US$0.34 (high) to US$0.12 (low) during the first four months ended April 30, 2005. Announcements of developments related to our business, fluctuations in operating results, failure to meet investor expectations, general conditions in the beverage industry and the worldwide economy, announcements of innovations, new products or product enhancements by us or our competitors, acquisitions and divestitures, changes in governmental regulations, developments in licensing arrangements and changes in relationships with trade partners and suppliers could cause the price of our common shares to fluctuate substantially. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of our common shares.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our commons stock and could affect the ability of our stockholders to realize the current trading price of our stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “CCBEF”. The sale of a substantial number of shares of our common stock in any public market could cause a reduction in the market price of our common stock. We had 6,901,652 shares of our common stock issued and outstanding as of February (, 2006. When this registration statement is declared effective, the selling stockholders may be reselling up to 20,800,000 shares of our common stock and, as a result of this registration statement, a substantial number of our shares of our common stock may be available for immediate resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the National Association of Securities Dealers Inc. (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to:

(a)	up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
(b)	up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
(c)

up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;

(d)

up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and

(e)

up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we will receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will however pay for all of the costs associated with the filing of this registration statement.

CAPITALIZATION

The following table sets forth our capitalization as at September 30, 2005. Dollar amounts are stated in thousands of U.S.$:

September 30, 2005
Description	Actual
(unaudited)

Cash and cash equivalents	$408,000

Current liabilities	$4,147,000
Long-term debt	$1,507,000

Shareholders’ equity (Deficiency)
Share capital	$64,652,000
Warrants and options	$1,529,000
Contributed surplus	$836,000
Cumulative translation adjustment	$(948,000)
Deficit	$(66,265,000)
Total shareholders’ equity	$(196,000)

Total capitalization
Common shares	5,636,527
Class B Preferred shares	2,000,000
Warrants	81,500
Options	1,358,678

THE OFFER AND LISTING

A.	Offer and listing details

The information required by this section is incorporated by reference from our Annual Report on Form 20-F, as amended, filed on June 30, 2005.

ADDITIONAL INFORMATION

B.	Memorandum and Articles of Association

The information required by this section is incorporated by reference from our Annual Report on Form 20-F, as amended, filed on June 30, 2005.

C.	Material Contracts

Other than contracts entered into in the ordinary course of business, we have entered into the following material contracts during the two years proceeding the date of this Registration Statement:

1.             Quest Loan Agreement dated March 4, 2004 and amended March 19 and April 6, 2004, pursuant to which Quest Capital Corp. agreed to lend to us an aggregate amount of Cdn$1,350,000 on certain terms and conditions (which loan was repaid by us in November 2004);

2.             Management Loan Agreement dated for reference March 4, 2004 between our company, Criterion Capital Corporation, Philip Langridge, Glen D. Foreman, Neville Kirchmann and Bruce E. Morley (the "Management Group"), as amended by agreement dated for reference April 6, 2004, pursuant to which the Management Group loaned our company $500,000, which loan bore interest at a rate of 12% per annum compounded and payable monthly (which loan was repaid by us by May 2005);

3.            Loan Agreement dated November 23, 2004 between our company and Global (GMPC) Holdings Inc as amended by Loan Amendment Agreement dated November 23, 2005 and Second Loan Amendment Agreement dated November 30, 2005;

4.             Preferred Share Purchase Agreement dated for reference March 28, 2005 between our company and BG Capital Group Ltd; and

5.             Agency Agreement dated May 16, 2005 between our company and Standard Securities Capital Corporation pursuant to which Standard Securities Capital Corporation offered to sell up to 1,050,000 common shares of our company at a price of $1.00 per share.

6.             Subscription Agreements with BG Capital Group Ltd., Douglas Mason, Brent Lokash and Gladys Jenks pursuant to which we sold an aggregate of 800,000 common shares of our company, 5,000,000 series A share purchase warrants, 5,000,000 series B share purchase warrants, 5,000,000 series C share purchase warrants and 5,000,000 series D share purchase warrants for aggregate sale proceeds of $1,000,000. In these subscription agreements, we agreed to register all 800,000 of the common shares and all of the common shares that may be issued upon conversion of all of the share purchase warrants, plus an additional 8,000,000 of our common shares that may be issued to BG Capital Group Ltd. upon conversion of the Series B Preferred shares of our company that are currently held by BG Capital Group Ltd. In the subscription agreement with BG Capital Group Ltd., we also agreed to ask our shareholders to approve the creation and issuance to BG Capital Group Ltd. of a new variable multiple voting share that would give to BG Capital Group Ltd. voting control of our company even after the conversion of their Class B Preferred shares.

D.	Exchange Controls

There are no governmental laws, decrees or regulations in Canada restricting the import or export of capital or affecting the remittance to the United States of interest, dividends or other payments to non-resident holders of our company's shares. However, the payment or crediting of interest or dividends to United States residents may be subject to applicable withholding taxes at a rate prescribed by the Income Tax Act (Canada) and modified by the provisions of the Canada-United States Income Tax Convention, 1980 (see commentary in the section entitled "Taxation" below).

Except as provided in the Investment Canada Act (the "ICA"), there are no limitations under the laws of Canada, the Province of British Columbia or in our memorandum or articles on the right of foreigners to hold and/or vote the shares of our company.

The ICA has application where a "non-Canadian" individual or entity or controlled group of entities proposes to make an investment to acquire control of a Canadian business enterprise, either directly or indirectly, by way of purchase of voting shares of a corporation or of substantially all of the assets used in the Canadian business enterprise. An investment to acquire voting shares of a corporation is deemed to be an acquisition of control where more than one-half of the voting shares are acquired. An acquisition of less than one-third of the voting shares of a corporation is deemed not to be an acquisition of control and an acquisition of between one-third and one-half of the voting shares of a corporation is presumed to be an acquisition of control unless it can be established that the acquisition does not in fact result in control of the corporation by the investor.

An investment to acquire control of a Canadian business enterprise, the gross assets of which exceed certain thresholds, must be reviewed and approved under the ICA before implementation. An investment to acquire control of a Canadian business enterprise, the gross asset value of which falls below these threshold amounts, is one in respect of which notification must be given under the ICA although approval is not required prior to implementation of the investment.

Specific investment thresholds apply to investors of the United States. The investment threshold for a direct acquisition of control has been established at Cdn$250,000,000 for 2005 and no review is required for an indirect acquisition of control. Each year the direct acquisition investment threshold is adjusted for inflation.

E.	Taxation

Canadian Federal Income Tax Considerations

The following is a general discussion of the material Canadian federal income tax consequences applicable to a holder of common shares of our company who is a resident of the United States and who is not, and is not deemed to be, a resident of Canada, who holds such common shares as capital property and who does not use or hold such common shares in carrying on a business in Canada (a"Non-Resident Holder").

This summary is based on the current provisions of the Income Tax Act (Canada) and regulations thereunder (the "ITA") and all specific proposals to amend the ITA publicly announced prior to the date hereof by the Minister of Finance (Canada) and the current administrative practices of the Canada Revenue Agency.

It has been assumed that all specific proposals to amend the ITA will be enacted in substantially their present form and that no other relevant amendments to the ITA will come into force. However, no assurance can be given to this effect.

Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from those described herein. See "United States Federal Income Tax Consequences" below.

This summary is not exhaustive of all possible Canadian federal income tax consequences to all Non-Resident Holders and in particular will not be applicable where the Non-Resident Holder is a non-resident insurer carrying on an insurance business in Canada in respect of which the common shares of our company are held or used in Canada. Nor should these comments be interpreted as legal or tax advice to any particular Non-Resident Holder, each of whom should consult their own tax advisors with respect to their particular circumstances.

Dividends

Dividends (including deemed dividends) paid or credited on the common shares of our company to a Non-Resident Holder will be subject to withholding tax in Canada. The Canada-United States Income Tax Convention, 1980, as amended (the "Treaty") provides that the normal 25% rate of withholding tax on the gross amount of such dividends is reduced to 15% if paid to a resident of the United States. The Treaty provides for a further reduction of the withholding tax rate to 5% if the beneficial owner of such dividends is a company (any entity which is treated as a body corporate for purposes of the ITA) which is a resident of the United States and which owns at least 10% of the voting stock of our company.

Capital Gains

A Non-Resident Holder will not be subject to tax under the ITA in respect of a capital gain realized upon the disposition or deemed disposition (such as would arise on the death of an individual Non-Resident Holder) of a common share of our company unless such share is "taxable Canadian property" to the Non-Resident Holder. A common share in the capital of our company will be taxable Canadian property to a Non-Resident Holder if (i) at any time during the five year period ending at the time of disposition of such share, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of our company; or (ii) the Non-Resident Holder elected under the ITA to treat such common shares as taxable Canadian property upon ceasing to be a resident of Canada prior to October 2, 1996.

However, under the Treaty, a Non-Resident Holder to whom the common shares of our company represent taxable Canadian property will not be liable to tax in Canada in respect of a capital gain realized on the disposition of such shares unless:

- the value of such shares is derived principally from real property situated in Canada (including mineral properties in Canada and rights in relation thereto), or

- the Non-Resident Holder was a resident of Canada for 120 months during any period of 20 consecutive years preceding the disposition of such shares and was a resident of Canada at any time during the 10 years immediately preceding such disposition and owned such shares (or property for which such shares were substituted) at the time the Non-Resident Holder ceased to be a resident of Canada.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares of our company ("Common Shares").

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service ("IRS"), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Registration Statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own, directly or indirectly, 10% or more, by voting power or value, of the outstanding shares of our company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

If an entity that is classified as partnership (or "pass-through" entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of "pass-through" entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares. (See "Taxation--Canadian Federal Income Tax Considerations" above).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

General Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of our company. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of our company, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See more detailed discussion at "Disposition of Common Shares" below).

Reduced Tax Rates for Certain Dividends

For taxable years beginning after December 31, 2002 and before January 1, 2009, a dividend paid by our company generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date" (i.e., the first date that a purchaser of such Common Shares will not be entitled to receive such dividend).

We generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) we are incorporated in a possession of the U.S., (b) our company is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the Common Shares are readily tradable on an established securities market in the U.S. However, even if our company satisfies one or more of such requirements, we will not be treated as a QFC if our company is a "passive foreign investment company" (as defined below) for the taxable year during which our company pays a dividend or for the preceding taxable year. In 2003, the U.S. Department of the Treasury (the "Treasury") and the IRS announced that they intended to issue Treasury Regulations providing procedures for a foreign corporation to certify that it is a QFC. Although these Treasury Regulations were not issued in 2004, the Treasury and the IRS have confirmed their intention to issue these Treasury Regulations. It is expected that these Treasury Regulations will obligate persons required to file information returns to report a distribution with respect to a foreign security issued by a foreign corporation as a dividend from a QFC if the foreign corporation has, among other things, certified under penalties of perjury that the foreign corporation was not a "passive foreign investment company" for the taxable year during which the foreign corporation paid the dividend or for the preceding taxable year.

As discussed below, our company does not believe that it was a "passive foreign investment company" for the taxable year ended December 31, 2004, and does not expect that it will be a "passive foreign investment company" for the taxable year ending December 31, 2005. (See more detailed discussion at "Additional Rules that May Apply to U.S. Holders" below). However, there can be no assurance that the IRS will not challenge the determination made by our company concerning its "passive foreign investment company" status or that our company will not be a "passive foreign investment company" for the current or any future taxable year. Accordingly, although our company expects that it may be a QFC, there can be no assurances that the IRS will not challenge the determination made by our company concerning its QFC status, that our company will be a QFC for the current or any future taxable year, or that our company will be able to certify that it is a QFC in accordance with the certification procedures issued by the Treasury and the IRS.

If our company is not a QFC, a dividend paid by our company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

Distributions Paid in Foreign Currency

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Dividends Received Deduction

Dividends paid on the Common Shares generally will not be eligible for the "dividends received deduction." The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this discussion, and a U.S. Holder that is a corporation should consult its own financial advisor, legal counsel, or accountant regarding the dividends received deduction.

Disposition of Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Common Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at "Foreign Tax Credit" below).

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. Holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to U.S.$3,000 of ordinary income. An unused capital loss of a U.S. Holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. Holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income (including "passive income," "high withholding tax interest," "financial services income," "general income," and certain other categories of income). Dividends paid by our company generally will constitute "foreign source" income and generally will be categorized as "passive income" or, in the case of certain U.S. Holders, "financial services income." However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to "passive income" and "general income" (and the other categories of income, including "financial services income" are eliminated). The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

If our company is a "controlled foreign corporation" or a "passive foreign investment company" (each as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.

Controlled Foreign Corporation

We generally will be a "controlled foreign corporation" under Section 957 of the Code (a "CFC") if more than 50% of the total voting power or the total value of the outstanding shares of our company is owned, directly or indirectly, by citizens or residents of the U.S., domestic partnerships, domestic corporations, domestic estates, or domestic trusts (each as defined in Section 7701(a)(30) of the Code), each of which own, directly or indirectly, 10% or more of the total voting power of the outstanding shares of our company (a "10% Shareholder").

If our company is a CFC, a 10% Shareholder generally will be subject to current U.S. federal income tax with respect to (a) such 10% Shareholder's pro rata share of the "subpart F income" (as defined in Section 952 of the Code) of our company and (b) such 10% Shareholder's pro rata share of the earnings of our company invested in "United States property" (as defined in Section 956 of the Code). In addition, under Section 1248 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares by a U.S. Holder that was a 10% Shareholder at any time during the five-year period ending with such sale or other taxable disposition generally will be treated as a dividend to the extent of the "earnings and profits" of our company that are attributable to such Common Shares. If our company is both a CFC and a "passive foreign investment company" (as defined below), our company generally will be treated as a CFC (and not as a "passive foreign investment company") with respect to any 10% Shareholder.

Our company does not believe that it has previously been, or currently is, a CFC. However, there can be no assurance that our company will not be a CFC for the current or any future taxable year.

Passive Foreign Investment Company

Our Company generally will be a "passive foreign investment company" under Section 1297 of the Code (a "PFIC") if, for a taxable year, (a) 75% or more of the gross income of our company for such taxable year is passive income or (b) 50% or more of the assets held by our company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if our company is not publicly traded and either is a "controlled foreign corporation" or makes an election). "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and assets test described above, if our company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, our company will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by our company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

If our company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat our company as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any "excess distribution" (as defined in Section 1291(b) of the Code) paid on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election generally will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the "net capital gain" of our company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the "ordinary earnings" of our company, which will be taxed as ordinary income to such U.S. Holder. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which our company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by our company.

A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are "marketable stock" (as defined in Section 1296(e) of the Code). A U.S. Holder that makes a Mark-to-Market Election will include in gross income, for each taxable year in which our company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder's tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will, subject to certain limitations, be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the Common Shares over (b) the fair market value of such Common Shares as of the close of such taxable year.

Our company does not believe that it was a PFIC for the taxable year ended December 31, 2004, and does not expect that it will be a PFIC for the taxable year ending December 31, 2005. There can be no assurance, however, that the IRS will not challenge the determination made by our company concerning its PFIC status or that our company will not be a PFIC for the current or any future taxable year.

The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE COMMON SHARES IN THE CAPITAL OF OUR COMPANY.

H.	Documents on Display

Copies of our notice of articles and articles, along with copies of the Rights Plan and the Stock Option Plan and 2006 Equity Incentive Plan may be inspected at our offices at 2267 West 10th Avenue, Vancouver, British Columbia, Canada during normal business hours.

I.	Subsidiary Information

As at the date of this Form S-8, we have three subsidiaries, (i) CC Beverage (U.S.) Corporation, (ii) Clearly Canadian Beverage (International) Corporation and (iii) Blue Mountain Springs Ltd.

USE OF PROCEEDS

The shares being registered by this prospectus are being registered for the account of the selling security holders named in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we will receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement. If the all of the stock options and share purchase warrants are exercised, we will use the proceeds for 2006 brand initiatives and for current operations and future growth, including the development of new beverages and marketing programs that we believe will enhance our efforts to expand sales in 2006 and beyond.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the Shares from time to time on the OTC Bulletin Board, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because any selling security holders who offer and sell Shares covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SECURITY HOLDERS

The following table identifies the selling security holders and indicates (i) the nature of any material relationship that such selling security holder has had with us for the past three years, (ii) the number of shares held by the selling security holders, (iii) the amount to be offered for each of the selling security holder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by each selling security holder after the sale of the shares offered by them pursuant to this offering. The selling security holders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares that they receive. SEC rules require that we assume that the selling security holders sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling security holders.

Selling security holder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options (2)	Shares Being Registered
Douglas Mason(3)	1,792,527	683,966(4)	750,000
Tom Koltai(5)	220,183	219,950(4)	200,000
Bruce Morley(6)	331,204	224,618(4)	275,000
Clive Shallow(7)	37,015	12,015(4)	35,000(8)
Kevin Doran(9)	18,500	18,500(4)	10,000
Craig Vittum(10)	2,500	2,500(4)	2,500
Bobby Valiatti(11)	2,500	2,500(4)	2,500
Josh Surmanski(12)	3,500	3,500(4)	2,500
Tom Ohm(13)	4,000	4,000(4)	2,500
Donna Maddrey(14)	2,500	2,500(4)	2,500
Terry Koudys(15)	3,500	3,500(4)	2,500
Stuart Gerber(16)	4,250	4,250(4)	2,500
Darrell Chin(17)	5,000	5,000(4)	2,500
Alvin Archambault(18)	4,044	4,044(4)	2,500
Marco Markin(19)	50,000	50,000(20)	50,000
Cameron Strang(21)	50,000	50,000(20)	50,000
Frank Tan Uy(22)	100,000	100,000(23)	100,000
Brent Lokash(24)	550,000	210,000(25)	210,000

(1)             This figure includes shares underlying the options that may be exercisable as of, or within 60 days after the date of, this reoffer prospectus, but does not include any shares underlying those options that cannot be exercised within that period.

(2)                   Includes shares of our common stock underlying options granted to the selling stockholders, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)             Includes shares owned by Criterion Capital Corporation, a wholly owned private company of Mr. Mason. Mr. Mason is currently a director of our company. He has held this position since June 2, 1986.

(4)             This figure represents unexercised stock options granted which options are fully vested.

(5)             Mr. Koltai was our Chief Operating Officer. Mr. Koltai held this position from June, 2005 to December, 2005.

(6)             Includes shares owned by Bruce E. Morley Law Corporation, a wholly owned private company of Mr. Morley. Mr. Morley is currently a director and Chief Legal Officer and Secretary of our company. Mr. Morley has been our Chief Legal Officer and director since June 29, 1994 and our Secretary since June 23, 2000.

(7)            Clive Shallow was an employee of our company. He resigned on December 31, 2005, pursuant to a severance agreement dated October 17, 2005.

(8)                   This figure includes the 25,000 shares issued to Clive Shallow pursuant to the severance agreement dated October 17, 2005.

(9)             Mr. Doran was our Senior Vice President of Marketing and Sales. He has held this position since from September, 2002 to October 30, 2005. Mr. Doran is currently an employee of our company.

(10)             Mr. Vittum was an employee of our company.

(11)             Mr. Valiatti was an employee of our company.

(12)             Mr. Surmanski is currently an employee of our company.

(13)             Mr. Ohm is currently an employee of our company.

(14)             Ms. Maddrey is currently an employee of our company.

(15)             Mr. Koudys is currently an employee of our company.

(16)             Mr. Gerber is currently an employee of our company.

(17)             Mr. Chin is currently an employee of our company.

(18)             Mr. Archambault is currently an employee of our company.

(19)           Mr. Markin is currently a director of our company. He has been a director of our company since May 5, 2005.

(20)           This figure represents unexercised stock options, granted on June 1, 2005 at an exercise price of $1.00 which options are fully vested.

(21)           Mr. Strang is currently a director of our company. He has been a director of our company since May 5, 2005.

(22)           Mr. Uy is currently an employee of our company.

(23)           This figure represents (i) 50,000 unexercised stock options granted on October 3, 2005 at an exercise price of $1.18 which vest as to 1/3 of the options immediately, 1/3 of the options 6 months from the date of grant and 1/3 of the options 12 months from the date of grant and (ii) 50,000 unexercised stock options granted on January 3, 2006 at an exercise price of $2.12 which vest as to 1/3 of the options immediately, 1/3 of the options 6 months from the date of grant and 1/3 of the options 12 months from the date of grant.

(24)           Mr. Lokash has been a director of our company since May 5, 2005 and our President since October 4, 2005.

(25)           This figure represents unexercised stock options, 60,000 of which were granted on June 1, 2005 and 150,000 of which were granted on September 29, 2005, all at an exercise price of $1.00 and all of which are fully vested.

The information provided in the table above with respect to the selling security holders has been obtained from each of the selling security holders. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this reoffer prospectus may be sold by the selling security holder by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

EXPERTS

Our financial statements as at December 31, 2004 appearing in our Form 20-F, as amended, filed with the SEC on June 30, 2005 and October 12, 2005 have been audited by PriceWaterhouseCoopers LLP, chartered accountants, as set forth in their report accompanying the financial statements. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes to the affairs of our Company since December 31, 2004 which have not previously been described in a report on Form 6-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 31 herein for a list of documents filed by our company with the United States Securities and Exchange Commission which are incorporated herein by reference.

AVAILABLE INFORMATION

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 6-K reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street NE., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.             The description of our common stock contained in the our latest Annual Report on Form 20-F, as amended, filed with the Securities and Exchange Commission on June 30, 2005 and October 12, 2005, including all amendments and reports for the purpose of updating such description;

2.             Our current reports on Form 6-K filed on September 2, 2005, September 2, 2005, October 4, 2005, October 5, 2005, October 19, 2005, November 3, 2005, November 9, 2005, November 10, 2005, December 5, 2005, December 5, 2005 and January 5, 2006; and

3.             Our latest Annual Report on Form 20-F, as amended, filed with the Securities and Exchange Commission on June 30, 2005 and October 12, 2005. Our financial statements as at December 31, 2004 and incorporated by reference from our Form 20-F, as amended, filed with the Securities and Exchange Commission on June 30, 2005 and October 12, 2005 have been audited by PriceWaterhouseCoopers LLP, chartered accountants, as set forth in their report accompanying the financial statements and are included herein in reliance upon the report.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide, without charge, to each person to whom a copy the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to the President, Clearly Canadian Beverage Corporation, 2267 West 10th Avenue, Vancouver, British Columbia Canada V6K 2J1. Our telephone number is 604.742.5300.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles provide that, subject to the Business Corporations Act (British Columbia), our directors shall cause our company to indemnify a director or former director of our company, or a director or former director of a corporation of which our company is or was a shareholder, and in either case the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of being or having been a director of our company or a director of such corporation, including any action brought by our company or any such corporation.

Our Articles also provide that, subject to the provision of the Business Corporations Act (British Columbia), the directors may cause our company to indemnify any officer of our company or of a corporation of which our company is or was a shareholder (notwithstanding that he is also a director), and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from acting as an officer of our company or such corporation.

Under the Business Corporations Act (British Columbia), we may indemnify: (a) a present or former director or officer of our company; (b) a present or former director or officer of another corporation at a time when the corporation is or was an affiliate of our company or in which the person was acting at the request of our company; or (c) a person who, at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding involving such person, or any of the heirs and personal or other legal representatives of the person or pursuant to which such person may be liable for a judgment, penalty or fine or expenses of the proceeding. We may also, and must if the person is successful in the proceeding, pay the expenses of the person in respect of such proceeding. Notwithstanding the foregoing, the Business Corporations Act (British Columbia) provides that the we must not indemnify, or pay the expenses of, the person if: (a) the person did not act honestly and in good faith the a view to the best interests of our company or other entity; (b) in a proceeding other than a civil proceeding, the person did not have reasonable grounds for believing that the persons’ conduct was lawful; or (c) if the proceeding is brought by our company or other entity.

We maintain Directors’ and Officers’ liability Insurance for our directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1       Stock Option Plan

4.2       Form of Stock Option Agreement for use under the Stock Option Plan

4.3       2006 Equity Incentive Plan

4.4       Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Criterion Capital Corporation and our company

4.5       Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Bruce E. Morley Law Corporation and our company

4.6       Severance Agreement dated October 17, 2005 between Clive Shallow and our company

5.1       Opinion of Clark Wilson LLP

23.1     Consent of Clark Wilson LLP (included in Exhibit 5)

24       Power of Attorney (included in signature page)

Item 9. Undertakings.

(a)	We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on February 6, 2006

CLEARLY CANADIAN BEVERAGE CORPORATION

/s/ Brent Lokash

By: Brent Lokash

(Principal Executive Officer and Principal Financial

and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Brent Lokash as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Brent Lokash

Brent Lokash, President, CFO and Director

February 6, 2006

/s/ Douglas L. Mason

Douglas L. Mason, Chairman and Director

February 6, 2006

/s/ Bruce E. Morley

Bruce E. Morley, Chief Legal Officer, Secretary and

Director

February 6, 2006

/s/ Marco P. Markin

Marco P. Markin, Director

February 6, 2006

/s/ Cameron Strang

Cameron Strang, Director

February 6, 2006